Exhibit 3.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS; AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL AS TO THE AVAILABILITY OF SUCH EXEMPTION.

$9,000.00	New York, NY August 15, 2008

MONDO ACQUISITION VI, INC.

PROMISSORY NOTE

FOR VALUE RECEIVED, Mondo Acquisition VI, Inc., a Delaware corporation (the “Company”), with its principal office at 61 Broadway, 32nd floor, New York New York 10006 hereby promises to pay to the order of Mondo Management, with its principal office at 61 Broadway, 32nd floor, New York New York 10006 (“Holder”), the principal amount of $9,000.00, payable on demand, or earlier as hereinafter provided (“Maturity Date”).

Article 1.  Events of Default and Acceleration

(a) Events of Default Defined.  The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice to the Company given by the Holder, become and be due and payable if any one or more of the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary, or shall be effected or shall come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing.  An Event of Default shall occur:

(i) if failure shall be made in the payment of the principal of this Note when and as the same shall become due; or

(ii) if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or a majority of its stockholders shall vote to dissolve or liquidate the Company; or

(iii) if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be stayed or vacated or set aside within ninety (90) days from the filing thereof; or if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company or of all or any substantial part of the property of the Company, or approving a petition filed against the Company seeking a reorganization or arrangement of the Company under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be stayed or vacated or set aside within ninety (90) days from the date of the entry thereof.

(i) Rights of the Holder.  Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder to bring an action against the Company.

Article 2. Miscellaneous

(a) Transferability.  This Note may not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law.  The Company shall treat as the owner of this Note the person shown as the owner on its books and records.  The term “Holder” shall include the initial holder named on the first page of this Note and any subsequent holder of this Note.

(b) WAIVER OF TRIAL BY JURY.  IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(c) Usury Saving Provision.  All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(d) Non-circumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all reasonable action as may be required to protect the rights of the Holder of this Note.

(e) Notice to Company.  Notice to the Company shall be given to the Company at its principal executive offices, presently located at 61 Broadway, 32nd floor, New York New York 10006 attention Thomas A. Rose, or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the Holder of this Note at the address set forth on the Company’s records.  Notice shall be given by hand delivery, certified or registered mail, return receipt requested, three days after being deposited in the US mail, by overnight courier service, which provides evidence of delivery, one day after delivery to such courier for next day priority delivered and properly addressed, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  Each party submits irrevocably to the jurisdiction of any state court sitting in New York, New York or to the United States District Court sitting in New York, New York.

(f) Expenses.  In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all costs of collection of the Holder and all reasonable legal fees and expenses incurred by the Holder with respect thereto, if the Holder is successful in enforcing such action.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

MONDO ACQUISITION VI, INC.

By:
Name: Thomas A. Rose Title: President

3